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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                   VANS, INC.

               Vans, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Delaware Law"), does hereby certify as follows:

               FIRST: That Article VII of the Corporation's Restated Certificate of Incorporation is amended to delete the second sentence of Article VII thereof and replace such sentence with the following:

               "The total number of shares of all classes of stock which the Corporation has authority to issue is 45,000,000 shares, consisting of 40,000,000 shares of Common Stock, each having a par value of $.001, and 5,000,000 shares of Preferred Stock, each having a par value of $.001."

               SECOND: That the foregoing amendment to the Corporation's Restated Certificate of Incorporation was duly approved by the Board of Directors of the Corporation on June 29, 2001.

               THIRD: That the foregoing amendment was duly approved by the shareholders of the Corporation at the Corporation's 2001 Annual Meeting of Stockholders, at which a majority of the outstanding shares entitled to vote thereon voted in favor of the aforementioned amendment as required by the Delaware Law.

               FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware Law.

               IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Gary H. Schoenfeld, its President and Chief Executive Officer, and Craig E. Gosselin, its Secretary, this first day of November, 2001.

                                            /s/ GARY H. SCHOENFELD
                                            ------------------------------
                                            Gary H. Schoenfeld, President
                                            and Chief Executive Officer

Attest:

/s/ CRAIG E. GOSSELIN
---------------------------------
Craig E. Gosselin, Secretary